DIOD - DIODES INC
Q1 2007 DIODES INC Earnings Conference Call
May 02, 2007 / 2:00PM PT

Operator

At this time I would like to welcome everyone to the Diodes first quarter 2007 earnings conference call. (OPERATOR INSTRUCTIONS). Mr. Coulson, you may begin your conference.

Crocker Coulson - CCG Investor Relations - Investor Relations

Thanks a lot. Good afternoon, everybody. Welcome to Diodes' first quarter 2007 earnings conference call. With us today is the Company's President and CEO, Dr. Keh-Shew Lu, who has just flown back from Taiwan and is joining us from the Westlake Village offices. And we also have the Company's Chief Financial Officer, Carl Wertz, the Company's Senior VP of Sales and Marketing, Mark King, and also, Senior Vice President of Finance, Richard White.

Before I turn the call over to Dr. Lu I'd like to remind our listeners that in this call, management's prepared remarks do contain forward-looking statements. These are subject to risks and uncertainties, and management may make some additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore, we'd like to refer you to a more detailed discussion of the risks and uncertainties contained in the Company's filings with the SEC. In addition, any projections as to the Company's future financial performance represent management's estimates as of today, May 2, 2007, and Diodes assumes no obligation to update these projections in the future due to changing market conditions.

For those of you who don't have the opportunity to listen to the entire call right now, we're going to make a recording available for 60 days at the investor relations section of Diodes' Web site, at www.Diodes.com.

Now, with those formalities out of the way, it's now my pleasure to turn the call over to Diodes' CEO, Dr. Keh-Shew Lu.

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

Thank you, Crocker. Welcome, everyone, and thank you for joining us today. We are pleased to report another quarter of solid results, with Diodes continuing to outperform the overall industry.

A few of our accomplishments during the first quarter — we first moved forward on our analog strategy; second, launched a number of new, innovative products; and third, delivered solid results for our shareholders.

First quarter 2007 highlights include the following results. Revenue grew 25% year-over-year to $92 million. Gross profit increased 22% year-over-year to $39.5 million. Net income grew 40% year-over-year to $13 million, or $0.47 per share.

Diodes continued to outperform the overall market, and (inaudible) in application-specific standard (inaudible) analog space, despite a more difficult industry environment as a result of the weakness in the computer and industrial segment this quarter. Diodes performance is a result of our ability to combine customer-focused innovation in the discrete and the standard analog markets, with state-of-the-art, cost-efficient packaging to deliver greater value to our customers, while at the same time delivering positive results for our shareholders.

During the quarter, we completed the integration of the Super Barrier Rectifier — we call SBR technology — into our sales channels, and launched the SBR product family, packaged in Diodes' proprietary high-performance PowerDI123 and in the ultra-miniature DFN package, the first two of many [planned] SBR product introductions. These offerings provide breakthrough performance not attainable with traditional (inaudible). We are very pleased with our customers' acceptance of our SBR product family, with several design wins in the quarter and many more expected in the quarters to come. These product launches are a good example of Diodes' effective research and development for-next generation technology, designed to meet the growing demand for higher efficiency in small form factor in the (multiple speakers) market.

Finally, Diodes ended the quarter with $335 million in cash and short-term investments (multiple speakers) financial flexibility to evaluate additional opportunities to accelerate our profitable growth, we are actively evaluating acquisition candidates within our (multiple speakers) material. As we enter the second quarter, we expect to continue to build on our strengths as we benefit from synergy between our discrete and (inaudible) analog products, and to continue to focus on customer-centric innovation and efficient [manufacture] to deliver profitable growth.

With that, I'm going to turn the call over to Carl to discuss our financial results in more detail.

Carl Wertz - Diodes Incorporated - CFO

Thanks, Dr. Lu. Good afternoon, everyone. As Dr. Lu mentioned, in the first quarter, Diodes continued to outperform the industry and to make progress executing our strategy. Despite a more challenging market environment in the first quarter 2007, revenue profits increased significantly on a year-over-year basis. Revenues for the first quarter were $[19] million, an increase of 25% from the first quarter 2006. On a sequential basis, our revenues declined 2.6%.

New product sales grew to 32% of revenue, compared to 23% just a year ago. Gross profit for the first quarter increased 21.9% compared to the same period last year to $29 million, or 32.1% of revenue, compared to 32.9% in the prior-year quarter and 33.4% in the fourth quarter 2006. While sequential unit sales increased 2%, and analog margin increased approximately 300 basis points, overall gross margin was affected by a 6% decrease in discrete selling prices.

Over the course of 2007, we see opportunities for margin expansion as we continue to transition from outsourced production to our state-of-the-art packaging facilities, and as we continue to introduce new products.

Selling, general and administrative expenses for the quarter improved to 13.8% of revenue, or $12.7 million, compared to 15.3% revenue, or $11.3 million, in the comparable quarter last year. Included in the first-quarter SG&A was $1.3 million of non-cash FAS 123R share-based compensation, equal to the first quarter 2006. In the earnings release, we have included a table to reconcile the impact of share-based compensation to our adjusted net income.

Research and development investment in the quarter was $2.9 million, or 3.2% of revenue, compared to $2 million, or 2.7% of revenue, in the first quarter 2006. The R&D increase was primarily due to the additional R&D initiatives, as well as the APD acquisition in the fourth quarter, which provided the SBR technology. We continue to enhance our research and development capabilities to support our broader market focus and profitable growth objectives.

EBITDA for the quarter was $19.3 million, compared to 15.1 million last year.

Our effective income tax rate in the first quarter was 16.5%, compared to 20.5% in the previous quarter and 15.5% in the same period last year. The lower effective tax rate reflects additional tax planning efforts aimed at improving our tax rate with lower planned foreign earnings repatriations in 2007. Going forward, we currently anticipate our consolidated tax rate to be comparable to the first quarter of '07.

Net income increased 39.7% year-over-year to $13 million, or $0.47 per share, up from 9.3 million, or $0.34 per share, in the first quarter 2006. Adjusted net income excludes $1.2 million, net of tax, FAS 123R stock option expense, and was $14.2 million, or $0.50 per share. Cash flow from operations for the quarter was $6.5 million.

Turning to the balance sheet, at the end of the quarter we had $335 million in cash and short-term investments, 407 million in working capital, and 237 million in long-term debt, including the convertible bond. Our total debt to equity ratio was 1, while our total debt to assets was 51%.

Inventories ended the first quarter at $49 million, equal with the fourth quarter, with inventory days at 73, compared to 69 days the previous quarter. Accounts receivable days were 81 days in the first quarter, compared with 74 days in the prior quarter. We continue to experience some pressure to extend terms, especially in Asia and Europe.

Capital expenditures for the current quarter were $12.4 million, or 13.4% of revenue, slightly ahead of our 10 to 12% full-year estimate. Depreciation expense for the first quarter of 2007 was $6.3 million.

As to our outlook, with a book-to-bill slightly above 1, we expect to achieve record second-quarter revenues, with sequential growth in the 2 to 5% range, with comparable gross profit improvement.

In summary, despite near-term industry headwinds, we remain confident that Diodes' focus on application-specific standard products within the broad discrete and analog market, while leveraging our cost-efficient manufacturing base, positions us well to continue to deliver profitable growth in the quarters and years ahead.

With that said, I'm now going to turn the discussion over to Mark King, our Senior Vice President of Sales and Marketing. Mark will discuss our new products, market opportunities, and give you a view on the direction of the general marketplace.

Mark King - Diodes Incorporated - SVP, Sales and Marketing

Thanks, Carl. Good afternoon. During Q1 we made significant progress along our new product roadmap in discrete, analog and power management categories. Sales of new products reached 32% of total sales, driven by products in our subminiature array, QFN, PowerDI, SBR and Schottky platforms on the discrete side, and our analog product lines in general.

We launched 48 products from 12 product families during the quarter. Earlier in the quarter, we launched an SBR product family in Diodes' proprietary high-performance PowerDI123 package, marking the industry's first 3-amp SBR rectifier to be offered in a high-powered (inaudible) package.

In Q1, we also launched the AP1580, our next-generation high-current, high-voltage PWM Buck Converter. This line is targeted at important high-volume electronic devices like LCD and plasma TVs.

We also launched a new series of low-threshold MOSFETs, optimized for low-voltage applications common in ultraminiature electronic devices, including mobile phones and digital media players.

More recently, we announced the introduction of an industry-leading 0.5-amp SBR in our ultraminiature DFN1006 package. The SBR offers exceptionally low 4-voltage drop, combined with the lowest reverse leakage current characteristics available on the market. With its extremely compact form factor, occupying only 0.6 square millimeters of PCB area, Diodes' DFN package has received strong customer interest, prompting us to expedite a broad general DFN product expansion.

Finally, we launched a new 300-milliamp fast transient response LDO designed for simple integration into a wide variety of low-power applications, including BlueTooth headsets, mobile phones and digital media players.

During the quarter, we fully integrated the recently acquired SBR technology into Diodes' sales channel, and qualified and converted 100% of the product line to Diodes' brand. The move to internal manufacturing of small outlying packages is complete, and we began our first internal assembly build of the [DPAC] and [TU220] power packages during Q1.

Customer interest for both standard and customized devices has been exceptionally strong, and we expect fast ramp of our SBR line, with a flow of new, innovative products expected to be launched in the coming quarters.

Now for a geographic breakout. Market share for Diodes' products remained at all-time highs in the first quarter. Asia revenue declined sequentially, driven by seasonally-slow demand levels in the consumer and computer segments, and contributed 71.5% of our first-quarter sales. As expected, core and equipment categories, such as digital audio player, notebook computers, motherboards, LCD TVs, were down in the quarter, affecting both topline revenue and overall product mix. Units were flat quarter-over-quarter, while ASPs were down 7% in Asia.

North America revenue was slightly higher than Q4, driven by set-top box and generally stable demand across the board. A significant proportion of the set-top box business was the result of new analog design wins from the previous quarters. Design activity in the quarter was high, with 132 new parts qualifications at 45 customers, including 12 analog designs. We saw strong interest in our DFN and PowerDI products, as well as increased interest in our linear regulator lines, resulting in several significant design wins. We also saw continued strong interest from the power engineering community in our newly acquired SBR technology, with several design wins expected in Q2. North American distributor POS was up slightly, with POP and inventory flat compared to Q4. Wafer unit volume was up 6.4% sequentially in the quarter, but ASPs were down 3.5% sequentially. ASPs for discrete components were down 6% in Q1 as compared to the prior quarter.

In Europe, Diodes gained significant momentum during Q1, with sales up 62% sequentially, and with OEM sales up 20% and distributor point of sales up 16% over Q4 — both record levels. Europe accounted for 4.5% of our sales in the quarter. Opportunities in Europe continued to expand, with design wins, initial orders and expanded contracts at more than 20 accounts in Q1, including two significant SBR wins that will result in Q2 orders, seven new analog design wins, and five hall censor wins. We expect our positive momentum should continue in Q2 and beyond.

Moving to market segments, for the first quarter, our segment breakout was 38% consumer, 35% computer and peripheral, 15% telecom, 10% industrial and 2% automotive.

Now I will go on to design wins. Design activity was strong across all regions. We had multiple design wins at over 65 accounts globally. The activity around our SBR technology has been tremendous, with design wins at seven accounts globally for end-use applications in communication, LCD TV, among others. More importantly, the in-process design volume is quite high, and initial customer input has highlighted many new product opportunities for standard products, as well as customer-specific devices.

Traction on standard analog design wins is steadily ramping up in North America and Europe. In Q1 we began moving this product into our channels in these regions and have seen broad customer interest. We also had wins in key OEM accounts, with LDOs and switcher wins in satellite set-top box, an upcoming game console, and in DSL modem.

In Asia, standard analog design activity was strong in LCD TV and motherboard, and we've seen strong interest in our Omnipolar hall sensor platform, with key design wins in two cellphone designs and a new notebook design.

On the discrete side, we continue to see robust interest in our DFN leadless packages, especially our new 0.4 [mm] thick devices, our recently announced low-threshold MOSFET line, PowerDI and array platforms. We had significant wins in digital audio player, mobile handset, notebook and LCD module.

The synergy between the analog and the discrete product line continues to present opportunities to expand and deepen our relationship with our customer base. We expect the design activity on our newly acquired SBR rectifier product line to be very strong in the coming quarter. We will also be working with our customers to outline and develop application or customer-specific requirements that can be exploited with this technology.

In summary, we are pleased with our progress in the first quarter. While the industry environment has become more challenging in recent months, we feel confident that Diodes is well positioned to continue to expand our share of the market, realize cost and cross-selling synergies from our acquisitions, and accelerate the pace of product innovation through our expanded global R&D platform. As we enter the second quarter, we will continue to leverage our core competencies around manufacturing excellence and customer-centric innovation to expand our position with our customers on the next-generation end devices. We feel confident we are in the right segments and have the right product focus to drive organic growth above the overall market. In addition, we are evaluating acquisition opportunities to accelerate that growth by expanding our addressable market, enhancing our product breadth, and expanding our customer base and geographic footprint.

With that, I will open the floor to questions.

QUESTION AND ANSWER

Operator

Ramesh Misra, CE Unterberg, Towbin.

Ramesh Misra - CE Unterberg, Towbin - Analyst

My first question is in regards to your ASP decline. ASP decline was definitely a lot greater than some of your peers have reported. Can you give some commentary in that regard, Dr. Lu and/or Mark?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

The ASP decline, well — this is — we do not want to really — what do I say? We really want to increase our market share. We do not want to sacrifice our revenue growth or our market share, so we are aggressive on the pricing to make sure we still continue gaining market share in the marketplace.

Mark King - Diodes Incorporated - SVP, Sales and Marketing

If I could add, last year we were able to hold our price increase strong throughout the year because of the business environment. So I think we got hit a little bit stronger in the first quarter. As well as the first quarter, the seasonal shift in our business, in our — the end equipments that are softer in the first quarter happen to be some of our higher ASP devices. So the shift there is to remain full and to maintain revenue levels. I would expect that to improve going forward. So I think part of it is a change in mix, rather than just overall straight decline.

Ramesh Misra - CE Unterberg, Towbin - Analyst

So is it safe to assume right now that the 6% sequential decline in pricing is probably the worst that you'll be seeing, and it will be probably a lot more moderate than this in upcoming quarters?

Mark King - Diodes Incorporated - SVP, Sales and Marketing

I would expect that, yes.

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

Correct.

Ramesh Misra - CE Unterberg, Towbin - Analyst

Finally, on the analog gross margin side, good to see that margins went up 200 basis points over there. Can you qualitatively describe some of the drivers that enabled this?

Mark King - Diodes Incorporated - SVP, Sales and Marketing

I think it has do with a continued shift into internal manufacturing. And I think we've reached somewhere between 40 and 45% of our targeted conversion parts. I think that's up from last quarter, and we're continuing to expand that going forward. I think we're seeing a little bit more revenue from North America and Europe that's helping the overall margin in that area, and continual improvement in cost reduction and product mix.

Ramesh Misra - CE Unterberg, Towbin - Analyst

So there is more room for expansion on the [analog] gross margin, simply because not all has been pulled in. Okay. Europe — congratulations on growing the share of sales over there. Clearly, you've invested a lot of effort and time in expanding your distribution — distributor profile over there. Where can you see Europe as a percentage of revenues by year-end or so?

Mark King - Diodes Incorporated - SVP, Sales and Marketing

You know what? I don't think we've really sat down there and tried to figure that out, because we're really focusing also on the overall growth of the Company. And Asia — as we grow quickly, Asia will have a tendency to dwarf that number back down again. We do have significant focus on the European market, and our success level going there is quite well. And I think we're making great progress with our distribution network, and I think you'll see more and more progress in that area in the quarters to come.

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

One more thing is when we focus on design wins in Europe, a lot of time the revenue may not be — may not be coming from Europe. (inaudible) U.S., (inaudible) the design win is in U.S., in Europe. But when they go to production, the revenue [is] going to come in from Asia.

Mark King - Diodes Incorporated - SVP, Sales and Marketing

The biggest deal they did last year never shipped a dollar into Europe last year.

Operator

Steve Smigie, Raymond James.

Steve Smigie - Raymond James - Analyst

I was hoping you could comment a little bit on what the outlook might be for operating expenses in Q2 — or, excuse me. R&D increased as a percentage of revenue, but you also had revenue come down some. So as we move into Q2, would you expect to see maybe dollars flattish, or maybe up a little bit, but down as a percentage? And what would SG&A look like as a percentage in Q2 also?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

Let me address the R&D first. The reason R&D as a percent going up is because we acquired APD. And in (inaudible) this quarter, we do not have APD. And APD generates a very small percentage of revenue. And therefore, when you look at the rate as a percent of the revenue, R&D we increased more. About half of the increase was due to the APD acquisition. And then we are now (inaudible) the design center in [Dallas], in China, (inaudible) design center in Taiwan to go up. And then we have another (inaudible). So we tried to be more aggressive to come out (inaudible) good new product for analog (inaudible). Therefore, our R&D as a percent going up. But then, look — move forward (inaudible) still we've seen the range we are looking at. We're talking about 3%, (inaudible)%. And as the revenue continues to improve, (inaudible) our percentage will be still keeping the same levels.

Steve Smigie - Raymond James - Analyst

And on the SG&A side in Q2?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

In Q2? I think since the revenue is going to go up, I think, as a percent, we'll probably keep the same level.

Steve Smigie - Raymond James - Analyst

If I could ask quickly on gross margin — I guess the guidance was for, I believe, up similar. Does that mean the revenue — excuse me — the gross margin dollar amount will grow to the same level as revenues, so basically the percentage stays the same? Or would we expect to see a percentage increase in Q2?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

(inaudible) the percentage about the same. Since our strategy is the profitable growth, we are continually working on gross margin percent improvement by the new product introduction and by reducing manufacturing costs. But we will not sacrifice market share or revenue growth for minor gross margin percent fluctuations. So, we'll continue. The key thing we really go after is the profitable growth. And it is very important. We want to continue getting the market share growth as fast as we can. And typically, you know we have been targeting, we want to have 2X faster than the market growth. And we're still (inaudible) direction.

Steve Smigie - Raymond James - Analyst

One last question. Going into Q3, I know you don't forecast that far out, but do you expect to see maybe the back half really start to improve as some of the new products pay off? So, maybe Q3 up sequentially [a decent amount] from Q2, and some continued margin improvement there?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

I think so. Q3, if markets started getting tighter, and then the growth kept going up faster, then you're going to expect the margin percent going to be improved.

Operator

Shawn Harrison, Longbow Research.

Shawn Harrison - Longbow Research - Analyst

My first question just has to deal with raw material costs. I was wondering if you could comment in terms of just what you're seeing, in terms of raw material costs, and the effect on profitability currently.

Carl Wertz - Diodes Incorporated - CFO

Raw material is definitely an object we look at. There's some prices that are going up. As a matter of fact, if you look at our inventory days, we lost a few inventory days; we actually increased our inventory a couple million dollars in the first quarter, all for raw material purposes. But again, we could not cut our raw material costs or our manufacturing costs by the 6% average price erosion. So, that hurt us in the gross margin.

Shawn Harrison - Longbow Research - Analyst

In the outlook you're saying is for, it sounds like, because you built the inventory further; I guess inflationary pressures from raw material costs as the year progresses?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

Raw material costs mostly we're talking about is the starting material. And like Carl talking about, we try to predict any (inaudible) and material costs up; we tried to prevent that. So, we buy a little bit more material, raw material, ahead of the big — going to be big increase in the second half. So we start to prepare ourselves for that.

Shawn Harrison - Longbow Research - Analyst

My second question just goes back to — maybe I missed this — but with the CapEx running a little bit higher than your targeted rate this quarter, should we continue to model that at 13.5% for the remainder of the year? Or will it revert back more toward that 10 to 12% mean?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

No, don't change it. Our model is still 10 to 12. Typically, our biggest month — our second half is much bigger than the first half. And therefore, to get all the equipment ordered, and all the stuff ready for the big month — for the big [run rate] in the second half, you kind of spend a little bit more than capital in the first half. So, if you go to (inaudible) in the past, always, first half is a bit higher than second half. And then you end up to be 10 to 12% for the whole year.

Shawn Harrison - Longbow Research - Analyst

My final question just has to relate to the demand environment. If you could maybe characterize, maybe with a little bit more granularity, what you're seeing out into this quarter, as well as, typically, the seasonally-stronger September quarter. Where should we expect better pockets of growth, or the opposite of that, challenges, in terms of growth?

Mark King - Diodes Incorporated - SVP, Sales and Marketing

I'll take that one. I think that we kind of talked in the first quarter that we really saw a relatively choppy first half and a relatively strong second half of the year. I think we saw what we expected in the first quarter. Frankly, I think it's improved going into the second quarter. You can see from our guidance, although — but we see still pretty strong second half of the year, and I think everything is playing pretty much the way we expected it to go.

Shawn Harrison - Longbow Research - Analyst

There's not — you would expect kind of growth out of each of the individual end markets, kind of at similar rates that we've seen here (multiple speakers)

Mark King - Diodes Incorporated - SVP, Sales and Marketing

I think we'll see, obviously, the second half of the year will be strong in the computer and the consumer segments.

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

(multiple speakers) typically our market. Consumer market typically is the [hardest] one in the third quarter, then probably second hardest one is the first quarter. And you know consumer market is (inaudible) is 30-something% of our total revenue. And in computer, again, computer typically slows in the second quarter. And so third quarter, again, would be the good quarter again. So typically, our big growth quarter will be in the third quarter — second (inaudible) going to the third.

Shawn Harrison - Longbow Research - Analyst

The final part of that would be it sounds like the design wins that were won during the first quarter, as well as the second half of last year, were broken out pretty evenly in terms of similar to your end market exposure right now.

Mark King - Diodes Incorporated - SVP, Sales and Marketing

Right. We try to focus in — we kind of focus our development and our design time in those key end equipments and key end markets. So we're pretty focused in that area. And we're pretty excited about the access to the customers that we have today, and the design activity is quite good.

Operator

Gary Mobley, A.G. Edwards.

Gary Mobley - A.G. Edwards - Analyst

You guys are guiding for about 350 basis points of sequential revenue growth in the June quarter. To what extent is that growth predicated on your distributors' restocking seasonality, and/or just general strength in your businesses driven by design win activity?

Mark King - Diodes Incorporated - SVP, Sales and Marketing

I think it's driven by general business. It certainly isn't distributor restocking. I think the distributor — you might have seen the big growth in Europe. There was some restocking in Q1 for Europe because Europe had a very soft fourth quarter. But as you saw, we still saw POS growth of 20% and OEM growth of 20%. So I think we're pretty solid there. We don't focus on distributor restocking; we focus on driving the end products into the customers. So I think it's just overall growth, and we like to view it as overall OEM growth and overall POS growth of our product moving into customers.

Gary Mobley - A.G. Edwards - Analyst

A question for Carl. Will Q2 be the quarter in which you recognize a Taiwanese R&D credit, and does it sort of follow that Q2 and Q4 semiannual cycle?

Carl Wertz - Diodes Incorporated - CFO

The Taiwanese R&D credit? We have very little of the R&D credit that I think we'll take into account. Actually, in the FIN 48 disclosure in our Q, we'll have a little bit more on all the tax credit, or tax entries. And quite frankly, we have not looked into the overall effect of that right now. We do have a pretty good U.S. domestic tax credit that we take into account that is part of that tax rate.

Operator

Christopher Longiaru, Sidoti.

Christopher Longiaru - Sidoti - Analyst

My first question is just on moving the analog packaging in-house. What inning are we in with respect to that, and what's your outlook for that?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

I think (inaudible) we are now about 40, 45% of the (inaudible) we want to move. We [already moved our internal]. And what we expect (inaudible) by end of September we will try to move everything we can, depending on if we have enough capacity. If we can — if we have enough capacity, we'll move everything we can to our internal. But then, at that time, we probably will have one quarter of the product still we don't intend to move in.

Christopher Longiaru - Sidoti - Analyst

So (inaudible) left over after September, that will probably stay out?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

Yes, correct. Because some of the packaging we (inaudible) some of them is not big enough revenue for us to move.

(multiple speakers)

Christopher Longiaru - Sidoti - Analyst

As far as — you had strong performance in Europe this quarter. Is that more a function of the fact that Asia was just seasonally weak, and that Europe ended up jumping up as a percentage of overall sales as much? Or was Europe particularly strong. And if so, what was the reason behind that?

Mark King - Diodes Incorporated - SVP, Sales and Marketing

I think both. Obviously, we reached 4.5%, because Asia was (inaudible). Asia's [rolling] that Europe is never going to be 4.5% in the short run. But Europe had a very nice quarter, and it shows the momentum that we're making and the customer entry that we're doing. The activity is quite good there, and our penetration is becoming more and more rapid. So I think it was also a testament to the good quarter in Europe also.

Christopher Longiaru - Sidoti - Analyst

And Carl, did you give a tax rate and a share count? (inaudible)

Carl Wertz - Diodes Incorporated - CFO

I'm sorry; what was that?

Christopher Longiaru - Sidoti - Analyst

Tax rate and a share count for next quarter.

Carl Wertz - Diodes Incorporated - CFO

We basically are saying that our 16.5 for the first quarter (multiple speakers)

(multiple speakers)

We'll plan on that for the rest of the year.

Christopher Longiaru - Sidoti - Analyst

I didn't hear you. What was that?

Carl Wertz - Diodes Incorporated - CFO

16.5% tax rate (multiple speakers) the first quarter. We expect the rest of the year to be pretty comparable to that.

Christopher Longiaru - Sidoti - Analyst

Okay. And a share count?

Carl Wertz - Diodes Incorporated - CFO

Didn't give that. Give me a second; I'll find it for you. Approximately 28, 28.1.

(multiple speakers)

Operator

(OPERATOR INSTRUCTIONS). Kevin Rottinghaus, Cleveland Research.

Kevin Rottinghaus - Cleveland Research - Analyst

As far as the pricing pressure that you saw in the quarter, was it anybody outside of your traditionals? Do you see anybody coming into the market, or anything changing there?

Mark King - Diodes Incorporated - SVP, Sales and Marketing

No, I think it's the typical — the same (inaudible). I don't see a lot of dynamic change. There's a couple people retrenching a little bit, focusing a little bit more back if they wanted to keep themselves more utilized. But again, some of it's not just pricing on individual units, but it's the units that we sold. A lot of that — some of the ASP is selling more of the commodity units versus some more of the higher ASP devices. So some of it's just [shift] because of the markets. And the way we operate, when business in our targeted areas isn't good, we move to other areas to make sure that we maximize our opportunity.

Kevin Rottinghaus - Cleveland Research - Analyst

Any competitors that are retrenching — you know, most semi companies have kind of guided for sequential growth this quarter. Would you expect them to kind of move away from the market again in this quarter or second half of the year? Or given —

Mark King - Diodes Incorporated - SVP, Sales and Marketing

Generally, we see those retrenches as short-lived. It's part of our philosophy that we believe that the broadliners are not investing in packaging in this area any longer, so it takes very little shift up in positive revenue growth to put the packages in these product areas in a much more tighter position. So, we feel pretty good that our long-term strategy is on track.

Kevin Rottinghaus - Cleveland Research - Analyst

Backlog coverage, or — it sounds like leadtimes, you said, have stabilized or kind of flattish. But how about backlog coverage start of this quarter versus start of last quarter, or anything you can comment on visibility changes?

Mark King - Diodes Incorporated - SVP, Sales and Marketing

I think that we were — I don't have the exact figures in front of me, but our coverage was slightly better in this quarter than it was going into last quarter, globally.

Kevin Rottinghaus - Cleveland Research - Analyst

Slightly better for achieving the midpoint of your guidance?

Mark King - Diodes Incorporated - SVP, Sales and Marketing

Right.

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

Don't forget, for our products, our visibility very short. Our leadtime is short. Our visibility is short. So you can now really look at just beginning of the quarter after booking and try to predict the whole [quarter].

Kevin Rottinghaus - Cleveland Research - Analyst

How about linearity inside the quarter in bookings?

Mark King - Diodes Incorporated - SVP, Sales and Marketing

I don't have that figure in front of me. I really don't have that figure in front of me.

Kevin Rottinghaus - Cleveland Research - Analyst

Two more quick ones. Utilizations right now — has there been any major change in how you're utilizing the back-end?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

We always keep our utilization very high. And that's why [when we get] — that's why we get a product mix. When the market is soft, we shift to the more commodity-type of product. And we still keep our manufacturing fully loaded. And that's why — at the same time, that's why we put in capitals, to continue [to] increase our capacity to get ready for the second half.

Kevin Rottinghaus - Cleveland Research - Analyst

Just one last clarification. Dr. Lu, did I hear you say that even with the revenue growth, you expect SG&A to stay stable as a percentage of revenues?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

Yes. And as a percent of the revenue, it could be improved. And we're talking about — the way our strategy is, we get our revenue growth very fast. And you cannot — and get the R&D increased some, but you get SG&A as a percent going down (inaudible) our SG&A growth. So move forward, our SG&A as a percent of the revenue will be going down. And it will be slightly improved (inaudible) increase (inaudible).

Operator

Gary Mobley, A.G. Edwards.

Gary Mobley - A.G. Edwards - Analyst

Mark, I was hoping you can give us an update on where most of your hall sensor sales are derived in the first quarter. Is it still basically in China? Could you give us an update on how your design win activity for hall sensors are going in clam and slider phones, and, as well, notebook computers?

Mark King - Diodes Incorporated - SVP, Sales and Marketing

You're right that most of our hall sensor business is still in China and still in fan. I think we're making good, solid progress on our new Omnipolar halls. And as — I mentioned a couple of wins in cellphone in Asia, ODM designs in this quarter. And a lot of people are looking at them. So we're very comfortable about the progress of that line. There'll be derivative products off of that line, and so forth. So I think we're making good progress in diversifying our hall business out of the fan marketplace.

Clearly, the notebook opportunity is a big target for us. We think that's a strength market for us. We think it's an area where our position differentiates ourselves from the hall competitors. So we're definitely viewing that as a very strong opportunity and putting the proper amount of emphasis on it.

Gary Mobley - A.G. Edwards - Analyst

Carl, correct me if I'm wrong, but should we start to model some gross margin seasonality for you guys, given that your consumer and computing mix decreases typically in the first quarter? Therefore, maybe some exceptional gross margin weakness in the first quarter?

Carl Wertz - Diodes Incorporated - CFO

We kind of said comparable margin. And it is pretty challenging with such a variety of issues between ASPs, cost down, product mix, seasonality. Like Dr. Lu says, if we get certain opportunities to grow revenue at a lower margin, we'll take it. I know currently the analysts have us modeled upward a little bit. I think between what we have now and versus what you guys already had, you might want to do some analysis. Again, we mentioned that we're doing about 40, 45% of the analog in-house now, and we stated that's still an upside for us. We just don't know ASP. We were all a little bit taken that it was down 6, 7% like it was. I don't envision that going forward for the rest of the year. With that said, we should have some upside.

Operator

Steve Smigie, Raymond James.

Steve Smigie - Raymond James - Analyst

I was wondering if you could talk a little bit about what option expense might look like Q2 and going forward. It seems like it was maybe a little bit less than I expected in the quarter. I was just wondering if you'll continue to see somewhat lower levels going forward.

Carl Wertz - Diodes Incorporated - CFO

I think — I have to go back and look, but I think our option expense was fairly consistent all last year. And we stated even that the first quarter this year was equal to the first quarter of last year. So it's pretty safe to, I think, model the same amount. I'm sorry?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

(inaudible)

Carl Wertz - Diodes Incorporated - CFO

It's 1.3 million, and then about a $300,000 tax effect. Actually, the total — if you look at the announcement, where we have the net income to the adjusted net income, you can see we have 1.5 million in total option expense, and a 333,000 credit. So I believe it's going to be relatively flat during the year. We've been consistent in our expense grants, so I don't think there'll be a huge fluctuation in that. (multiple speakers) 100,000 one way or the other.

Steve Smigie - Raymond James - Analyst

Would you expect to continue to get the credit going forward?

Carl Wertz - Diodes Incorporated - CFO

No, the credit is already based on the effective tax rates of the jurisdiction. So I don't see that affecting it much. But I believe that we'll have, basically, a $0.03 per share differentiation between our GAAP and our adjusted net income. And I think if you looked at the analyst analysis for the first quarter, I think, there was about a $0.05 gap. And I think what happened is probably we didn't explain to the analysts the effect of the net income — the income taxes, and the (multiple speakers). And there's a little bit of share difference in the count, too. So, if you study — in our adjusted GAAP to adjusted net income, you can see the share difference count. So, between those two items, income tax and about — I think there was maybe a 3 or 400,000 shares difference between the analyst consensus and outstanding shares versus the actual.

Operator

At this time there are no further questions. Gentlemen, do you have any closing remarks?

Dr. Keh-Shew Lu - Diodes Incorporated - President and CEO

No. I think we have actually — even our (inaudible) down a little bit because (inaudible) compare with last year, this quarter, we still outperform our industry. So we are very pleased with our — this quarter's — our first quarter's performance. And looking forward to the second quarter, with the market slightly improved, and we look at 2 to 5%, I think, we will have a much better quarter in second quarter compared with the first. And we (inaudible) make the (inaudible) revenues. And we're looking forward to that. Thank you very much.

Operator

This concludes today's Diodes first quarter 2007 earnings conference call. You may now disconnect.